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                                                                   Exhibit 10.11

                         MASTER CLINICAL TRIAL AGREEMENT

THIS MASTER CLINICAL TRIAL AGREEMENT (the "Agreement") is effective January 9, 2006 (the "Effective Date") between Cleveland Clinic Florida, a Florida not-for-profit corporation ("CCF"), and Ivivi Technologies, Inc., a New Jersey corporation ("Sponsor"), having the respective addresses as set forth below. Each of CCF and Sponsor may be referred to individually herein as a "Party," and jointly as the "Parties."

WHEREAS, CCF possesses certain expertise in the field of clinical and related research and evaluation of such research; and

WHEREAS, Sponsor is interested in engaging CCF in order to obtain the benefit of such expertise with respect to certain research and development projects being conducted by Sponsor into the clinical development, safety and efficacy of various medical devices being developed by Sponsor;

Therefore, in consideration of the premises and undertakings set forth. herein, CCF and Sponsor agree as follows:

1.   DEFINITIONS.

     1.1  "CFR" means the United States Code of Federal Regulations.

     1.2  "CONSENT FORM" shall have the meaning ascribed in Section 7.

     1.3  "DATA" shall have the meaning ascribed in Section 14.4.

     1.4  "FDA" means the United States Food and Drug Administration.

     1.5 "FD&C ACT" means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time. /

     1.6 "GCP" means the Guidelines for Good Clinical Practices promulgated by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

     1.7  "IRS" means a CCF Institutional Review Board.

     1.8 "INVESTIGATOR" means the principal investigator for a Study, as specified in the applicable Work Order.

     1.9 "MATERIALS" means all substances, compounds, devices and/or materials provided to CCF by or on behalf of Sponsor for use in the performance of a Study.

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     1.10 "PRODUCT" means a proprietary investigational device(s) of Sponsor that is(are) the subject of a Study.

     1.11 "PROPRIETARY INFORMATION" means all confidential information and Materials implied or expressly identified as such in Sponsor's sole discretion, including, but not limited to know-how, trade secrets, technical data, technical specifications, testing methods, technology, expertise, any information implied or expressly designated as "Proprietary Information" under this Agreement and associated Work Orders, or any other information, whether or not patentable or copyrightable, that is disclosed or provided by Sponsor to CCF in connection with (a) this Agreement, (b) the terms of this Agreement,
          (c) any associated Work Order, or (d) the terms of any associated Work Order..

     1.12 "PROTOCOL" means the protocol for the conduct of a Study, as set forth in the relevant Work Order.

     1.13 "Study" means one or more clinical research studies requested by Sponsor and agreed to be performed by CCF as set forth in the relevant Work Order, which may be referred to collectively as the "Studies."

     1.14 "Work Order" shall have the meaning ascribed in Section 3.1(a).

2.   SCOPE OF THE AGREEMENT.

The Parties intend for this Agreement to allow them to contract for multiple Studies through the issuance of Work Orders without having to re-negotiate the basic terms and conditions contained herein.

3.   WORK ORDERS.

     3.1 The specific details of each Study under this Agreement shall be separately negotiated by the Parties and specified in writing, on terms and in a form acceptable to the Parties (each such writing, a "Work Order"). Each Work Order will include the Protocol, time line and payment schedule for such Study. A sample Work Order is attached hereto as Exhibit A.

     3.2 CCF shall conduct each Study covered by each executed Work Order in accordance with the terms and conditions of such Work Order. Each executed Work Order shall be deemed to be a part of this Agreement; provided that, to the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the limited extent that the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter.

4.   INVESTIGATORS' QUALIFICATIONS

     4.1 Each Work Order shall identify the Investigator for the Study that is the subject of such Work Order (including, to the extent requested by Sponsor, detailed


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          curriculum vitae, certificates of training and description of proposed responsibilities and time commitment).

     4.2 With respect to each Study, the applicable Investigator shall make the following representations to Sponsor as part of each Work Order:

          (a) Such Investigator has no financial interests and/or arrangements with Sponsor that will require disclosure to FDA in accordance with 21 CFR
     Part 54;

          (b) Such Investigator has not been "debarred" by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335a (a) and (b), nor have debarment proceedings been commenced against him or her;

          (c) Such Investigator is aware of and agrees to be bound by the terms of this Agreement (including without limitation Articles 5, 14 and 15 hereof) and of the Work Order covering such Study.

     4.3 With respect to each Study, CCF and/or the applicable Investigator shall also supply the following documents:

          (a) A signed investigator statement (Form FDA-1572) and curriculum vitae for all individuals listed therein, and

          (b) If such Investigator has been involved in an investigation or other research that has been terminated for cause, an explanation of the circumstances that led to such termination shall be attached.

5.   IRB APPROVAL

For each Study to be conducted hereunder, Sponsor shall provide to the applicable Investigator for submission to the IRB, adequate information (i.e. investigator's brochure, the Protocol, and sample informed consent form) for review and approval to begin such Study. If any modification of such informed consent form is required by the IRB, a copy of the form as modified shall be promptly provided to Sponsor for its approval. Any withdrawal of IRS approval shall be immediately reported to Sponsor.

6.   CONDUCT OF STUDIES, GENERALLY

     6.1 CCF shall commence each Study as soon as possible following receipt of IRB written approval, or as otherwise agreed upon in writing with Sponsor, and shall follow any conditions of approval imposed by the IRB.

     6.2 CCF and the applicable Investigator shall conduct each Study in accordance with all applicable federal and state laws and regulations for protecting the rights, safety and welfare of human subjects and for the control of investigational drugs and devices, including 21 CFR Parts 50, 56 and 312, and all recognized medical and ethical standards for the conduct of clinical investigations, including GCP.


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     6.3  Except in the case of a medical emergency or otherwise necessary for patient safety, neither CCF nor any Investigator shall not make any changes in, nor deviate from, the applicable Protocol without Sponsor' prior written approval.

     6.4 Sponsor or its designee will provide clinical monitoring for each Study. CCF and the applicable Investigator shall cooperate with Sponsor and/or its designee in the performance of its duties as clinical monitor.

     6.5 Any substitutions or replacements of an Investigator during the course of a Study must first be approved in writing by Sponsor. In the event that the Investigator for a Study becomes unable or unwilling to continue to perform his or her responsibilities under such Study, CCF shall use its best efforts to provide a replacement acceptable to Sponsor as promptly as possible. If CCF in unable to replace such Investigator to Sponsor' reasonable satisfaction, Sponsor shall have the right to terminate such Study upon written notice to CCF, as set forth in Section 6.6 below.

     6.6 Sponsor reserves the right to terminate any Study at any time with or without cause upon written notice to the CCF and the applicable Investigator. Upon receipt of initial notice of termination of a Study from Sponsor, CCF and the applicable Investigator shall cease the clinical investigation of the applicable Product and the enrollment of further subjects into such Study. CCF and the applicable Investigator shall continue to collect Data and prepare case report forms for subjects who received such Product prior to receipt of the termination notice as directed in writing by Sponsor. Upon termination, CCF will be reimbursed by Sponsor for (a) all fees incurred in its conduct of such Study through the effective date of such termination, and for any further Data and case report form processing as described above, in accordance with the payment schedule set forth in the applicable Work Order adjusted pro rata for actual work completed to Sponsor's satisfaction by CCF through the effective date of such termination, and (b) any reasonable, non-cancelable costs approved by Sponsor resulting from the termination following Sponsor' receipt of an itemized invoice detailing such costs.

7.   INFORMED CONSENT

For each Study to be conduced hereunder, and in accordance with 21 CFR Part 50 and 312.60, CCF shall inform all subjects of such Study or their legal representatives that the applicable Product is being used for clinical investigation, and shall obtain from these subjects or their legal representatives a signed written informed consent form which has been approved by the IRB and Sponsor (a "Consent Form"). Each subject shall be provided a photocopy of his or her signed Consent Form, the original of which shall be placed in the respective subject's investigational file.


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8.   SUPERVISING USE

In accordance with 21 CFR Part 312.61, CCF shall permit the Product that is the subject of a Study to be used only by subjects under the applicable Investigator's supervision, or under the supervision of the associates listed on the applicable Form FDA-1572. The CCF shall not supply the Product to any person other than those authorized under this Agreement. No investigative procedures other than those set forth in the corresponding Protocol shall be undertaken with such Product on the enrolled subjects or otherwise without the prior written approval of Sponsor (and the IRB when necessary). CCF will not supply such Product, nor permit such Product to be supplied, to any third party (including, without limitation, any other investigator except the above-referenced associates) or laboratory or any clinic for use in humans or for in vitro or in vivo laboratory research, or any other use, without the prior written approval of Sponsor.

9.   RECORDS

     9.1 CCF shall maintain the following accurate, complete and current records with respect to each Study, and shall make such records available to Sponsor and its authorized representatives promptly upon request

          (a)  Any and all correspondence with Sponsor, the IRB and the FDA.

          (b) In accordance with 21 CFR 312.62, records of receipt, use or disposition of the Product that is the subject of such Study including without limitation:

               (i) The date of receipt, type, quantity, lot number and other identifying marks of such Product;

               (ii) The names of all persons who received, used or disposed of each unit of such Product;

               (iii) An explanation of the reasons why any Product was returned to Sponsor (excluding the routine return of such Product upon completion or other termination of such Study).

          (c) In accordance with 21 CFR 312.62, source records of each subject's case history and exposure to such Product. The records shall:

               (i) Include copies of signed Consent Forms;

               (ii) Except with respect to Consent Forms, be transcribed onto Sponsor-supplied case report forms and be completed at times indicated by Sponsor;

               (iii) Include all observations, and other data and records pertinent to such Study, and all records concerning adverse events.

          (d) The applicable Protocol, and any amendments thereto, with documents showing the dates of and reasons for each deviation from such Protocol.


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     9.2  CCF shall review, sign and date the case report forms for each subject enrolled in a Study. Source documents must be available for copy and review as needed by Sponsor to audit or correct study case report forms or to respond to the FDA. CCF shall make such source documents and records available for inspection and copying at pre-Study and routine clinical monitoring visits. CCF and its staff shall cooperate with Sponsor during monitoring visits or for the resolution of questions regarding records or clinical data generated throughout the performance of this Agreement.

     9.3 The parties recognize that the sharing of clinical data with Sponsor in the performance, audit or monitoring of a Study may involve disclosure of individually identifiable health information, as that term is defined under the privacy rules of the Health Insurance Portability and Accountability Act of 1996. The parties each agree to treat all individually identifiable health information disclosed as part of a Study as confidential and in accordance with the patient's written authorization and all applicable federal, state or local laws and regulations governing confidentiality and privacy of individually identifiable health information.

10.  REPORTS

     10.1 CCF shall prepare and submit to Sponsor or its designee the following complete, accurate and timely reports with respect to each Study:

          (a) Case Report Forms: CCF shall submit completed case report forms as required in the applicable Protocol or as otherwise requested by Sponsor. In the event subject follow-up is not possible for any reason, CCF shall document this fact and the circumstances thereof on a case report form and promptly submit such form.

          (b) Adverse Events; Any serious adverse events that occur during such Study shall be reported by CCF to Sponsor, and to the IRB if required by federal regulations (including without limitation 21 CFR 312), as soon as possible, but in no event later than twenty-four (24) hours following receipt of such information.

          (c) Withdrawal of IRB Approval: CCF shall report to Sponsor the IRB's withdrawal of approval of the CCF's or applicable Investigator's participation in a Study immediately following receipt of such notice from the IRB.

          (d) Deviations from the Protocol: CCF shall promptly notify Sponsor of any deviation from the Protocol, as permitted under Section 5.4.

          (e) Informed Consent CCF shall promptly notify Sponsor and the IRB of any failure to obtain informed consent from a subject in accordance with
     Article 7 prior to such subject's participation in a Study, within five (5) working days after discovery of such failure occurs.


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     10.2 CCF shall provide to Sponsor (i) periodic written progress reports for each Study, and (ii) a final written report for such Study, in each case as described in the applicable Work Order.

11.  COMPENSATION

     11.1 CCF will be compensated by Sponsor for its conduct of each Study in accordance with the payment terms and fee schedule set forth in the applicable Work Order.

     11.2 Unless otherwise set forth in the applicable Work Order, CCF's payments shall be made payable to the following name and address:

                            Cleveland Clinic Florida
                                 P.O. Box 918631
                             Orlando, FL 32891-8631

Each payment voucher should reflect the Sponsor's name, Protocol Number, and name of the applicable Investigator.

          A. Sponsor shall report any payments made to CCF under this Agreement, and shall withhold from such payments any required taxes for remittance to the applicable authority, solely to the extent required by applicable federal, state or local tax laws or regulations. CCF's Federal Tax Identification Number is 65-0003177. CCF shall be solely responsible for the filing of all forms and the payment of all taxes and withholdings in connection with amounts paid to it by the Sponsor. CCF shall indemnify the Sponsor and hold the Sponsor harmless with respect to the payment of all taxes and withholdings required to be paid by CCF in accordance with applicable federal, state or local tax laws or regulations.

12.  REGULATORY ISSUES; INSPECTIONS.

     12.1 Each of Sponsor and CCF shall be responsible for obtaining and maintaining, at its respective expense, all permits, licenses, approvals, authorizations and the like required for its respective performance under this Agreement.

     12.2 If any governmental or regulatory authority or any entity representing such an authority (each, a "Regulatory Authority") requests access to CCF's records, facilities and/or personnel, or conducts an unannounced inspection, in each case relating to a Study, then CCF shall promptly notify the contact set forth in the Work Order covering such Study by telephone. Sponsor shall have the right to be present at any audit or inspection by a Regulatory Authority that relates to a Study.

     12.3 Sponsor has the right to examine and audit the work performed by CCF pursuant to any Study at the facilities where the work is conducted, upon reasonable


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          advance notice during regular business hours, to determine that CCF is conducting the Study in accordance with the applicable Work Order and applicable regulatory requirements, and that CCF is providing adequate facilities and staffing to the satisfaction of Sponsor.

13.  DISPOSING OF CLINICAL SUPPLIES

In accordance with 21 CFR 312.59, upon the earlier of completion or termination of each Study or at Sponsor' request, CCF shall return to Sponsor any remaining Product (including investigational devices, if any) and other Materials from such Study, or, if so instructed by Sponsor, destroy any such remaining Product in accordance with the instructions provided by Sponsor and consistent with applicable local, state and federal guidelines and shall supply Sponsor with a certificate of such destruction.

14.  CONFIDENTIALITY/INTELLECTUAL PROPERTY

     14.1 CCF hereby agrees:

          (a) not to use any Proprietary Information except for the purpose of conducting the applicable Study or as otherwise expressly authorized in writing by Sponsor, and

          (b) not to disclose or transfer Proprietary Information to any person or entity, other than to those employees or agents (including without limitation Investigators) who reasonably require same for the purpose hereof and who are bound by like written obligations to protect such Proprietary Information, without the express written permission of Sponsor.

          (c) The obligations of this provision shall remain in effect for three
     (3) years following the disclosure of such Proprietary Information.

     14.2 The obligations set forth in Section 14.1 shall not apply to any Proprietary Information that:

          (a) CCF can demonstrate by written records was known to CCF prior to its disclosure hereunder; or

          (b) is now or later becomes publicly available other than by breach of this Agreement; or

          (c) is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to Sponsor or any other party to retain such Proprietary Information in confidence.

     14.3 Nothing in this Agreement shall prevent CCF from disclosing Proprietary Information that is duly required to be disclosed by order of a court, government agency or the like having competent jurisdiction, provided that CCF shall promptly notify Sponsor to permit Sponsor to seek a protective order or


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          injunctive relief to protect the confidentiality of the Proprietary
          Information. CCF shall disclose only such portion of the Proprietary Information as is required to be so disclosed

     14.4 The case report forms, progress reports, and any other reports prepared as part of the Study, as well as any other tangible manifestation of the results of the Study, shall be the sole and exclusive property of Sponsor. Nothing in this Article 14, however, shall prevent the CCF from maintaining copies of such materials to use for (i) regulatory compliance purposes and evidencing compliance with this Agreement; (ii) publishing scientific articles on the Study, as contemplated by Article 15 below; or (iii) internal research, education and patient care purposes, subject to the surviving obligations of Section 14.1.

     14.5 The furnishing of Proprietary Information under this Agreement shall not constitute any grant, option or license to the CCF under any patent or other rights now or hereafter held by Sponsor. This Agreement shall not be deemed or construed to convey or transfer to CCF any rights with respect to any Product, except as insofar as necessary to permit CCF and the applicable Investigator to conduct the Study.

     14.6 INVENTIONS.

                               SPONSOR INVENTIONS

          (a) Notification. If the conduct of the Study results in a "Sponsor Invention" defined as an invention or discovery, whether patentable or not, that (1) relates directly to the Sponsor Product, including any that contemplate either a new use or new formulation of the Sponsor Product, (2) was made possible through use of Sponsor Confidential Information, (3) was made possible through use of Sponsor funding under the Study Protocol, this Agreement, and any subsequent amendments thereto, or (4) results from any investigation of the Sponsor Product conducted under the Study Protocol, this Agreement, and any subsequent amendments thereto, CCF will promptly inform Sponsor.

          (b) Assignment to Sponsor. CCF will assign all interest in any such Sponsor Invention to Sponsor, free of any obligation or consideration beyond that provided for in this Agreement.

          (c) Assistance. CCF will provide reasonable assistance to Sponsor in filing and prosecuting any patent applications relating to such Sponsor Invention, at Sponsor's expense.

                                 CCF INVENTIONS

          (d) Notification. If the conduct of Study results in any invention or discovery, whether patentable or not, that does not meet the definition of a Sponsor Invention, CCF will promptly inform Sponsor. Such an invention will be termed a 'CCF Invention" and ownership will be determined in accordance with US patent law. Sponsor will accept notification of a CCF Invention in confidence and, for a period of one year or until CCF


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     files a patent application directed to the CCF Invention, whichever occurs first, will not disclose it to any third party without written consent from CCF unless required by law (including FDA regulations).

          (e) Option to a License. CCF grants Sponsor an option to a worldwide royalty-bearing license for each CCF Invention. The license sought can be exclusive or non-exclusive, at Sponsor's option. Any such license will include reasonable terms, to be negotiated in good faith.

          (f) Option Term. Sponsor's option will remain in effect for a period of 12 months from the date CCF discloses the CCF Invention to Sponsor in writing.

     14.7 Joint Technology. Subject to Section 14 all expenses incurred to obtain and maintain patents on Joint Technology defined as an invention or discovery whether patentable or not, that is mutually agreed upon by Sponsor and CCF to be owned by Sponsor and CCF, shall be divided equally between the parties and title to all such patents shall be jointly held. Subject to Section 14.8, each party shall have the right to license, with rights to sublicense, jointly owned patents to third parties, with the consent of, the other party.

     14.8 License to Joint Technology. Sponsor shall have the Option and Right to exclusively license CCF's rights in Joint Technology in a Field of Use.

     14.9 Patent Filing and Expenses.

          (a) Control Over Filings. CCF shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to CCF Inventions. Sponsor shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Sponsor Inventions and Joint Technology.

          (b) Costs and Expenses. CCF may file patent applications covering CCF Technology at its own discretion and expense, or at the request of Sponsor at Sponsor's expense provided an agreement to license CCF technology to Sponsor can be reached pursuant to Section 14.6(d) - 14.6(f).

15.  PUBLICATION OF RESULTS

     15.1 Sponsor recognizes and accepts the importance of communicating medical study and scientific data and the necessity of conveying such information in a timely manner, and, therefore, encourages their publication in reputable scientific journals and at seminars or conferences.

          Sponsor further recognizes and accepts that under CCF's mission as an academic medical center, CCF and its investigators must have a meaningful right to publish research results without Sponsor's approval or editorial control, regardless of the Study's outcome. CCF shall submit to Sponsor for its review a copy of any proposed manuscript, paper, or poster resulting from the research thirty (30) days prior to the estimated date of submission for publication. If any proprietary Information is identified by Sponsor in good faith but according


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          to Sponsor's sole discretion, as being in the manuscript, paper, or poster, CCF warrants that the proprietary information will be deleted at Sponsor's request. Additionally, if Sponsor reasonably determines that the proposed publication contains patentable subject matter which requires protection, Sponsor may require the delay of publication for a period of time not to exceed sixty (60) days for the purpose of filing patent applications. If no written response is received from Sponsor within the applicable review period, it may be conclusively presumed that publication may proceed without delay.

     15.2 Any proposed publications which are to make public any findings, data, or results of the Study shall be submitted to Sponsor for Sponsor's review and comment at least thirty (30) days prior to submission of a manuscript for publication, or at least seven (7) days prior to submission for an abstract. If any proprietary Information is identified by Sponsor in good faith but according to Sponsor's sole discretion, as being in the proposed publication, CCF warrants that the proprietary information will be deleted at Sponsors request. Additionally, if Sponsor reasonably determines that the proposed publication contains patentable subject matters which requires protection, Sponsor may require the delay of publication for a period of time not to exceed sixty (60) days for the purpose of filing patent applications. If no written response is received from Sponsor within the applicable review period, it may be conclusively presumed that publication may proceed without delay.

     15.3 Notwithstanding the foregoing, if a particular Study is a part of a multi-center study, CCF agrees that the first publication of the results of such Study shall be made in conjunction with the presentation of a joint, multi-center publication by all appropriate sites. However, if such a multi-center publication is not submitted within twelve (12) months after conclusion, abandonment or termination of the Study, or after Sponsor confirms there will be no multi-center Study publication, CCF and/or the Principal Investigator may proceed to publish the Study results in accordance with the above procedure. CCF and/or the Principal Investigator may thereafter publish either their own results or the combined results of all participating sites in accordance with the procedures above.

     15.4 The above procedure does not apply to information on prematurely discontinued and other non-completed studies unless Sponsor has provided written consent for such use.

16.  REPRESENTATIONS AND WARRANTIES

     16.1 CCF hereby represents and warrants that:

          (a) It is under no obligation to any third party, and will not during the term of this Agreement agree to assume any obligation to any third party, that would conflict with, prohibit or otherwise interfere with its performance of its obligations under this Agreement;


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          (b) it has no financial interests and/or arrangements with Sponsor that will require disclosure to FDA in accordance with 21 CFR Part 54;

          (c) it has not been debarred under 21 U.S.C. Section 335(a) or 335(b), and will not use the services of any persons debarred under 21 U.S.C.
     Section 335(a) or 335(b) in any capacity in connection with the performance of its obligations under this Agreement;

          (d) neither CCF nor any CCF official or employee has been convicted of a felony under Federal law for conduct relating to the development or approval, including the process for development or approval, of any drug, product, medical device, NDA, abbreviated NDA, PMA or IND; and

          (e) no CCF official or employee has been convicted of a felony under United States law for conduct otherwise relating to the regulation of any drug product or medical device under the FD&C Act.

     16.2 Sponsor hereby represents and warrants that:

          (a) It is under no obligation to any third party that would interfere with its performance of its obligations under this Agreement;

          (b) It has not been debarred, excluded, suspended or otherwise determined to be ineligible to participate in any federal health care reimbursement programs, including the medicare and medicaid programs.

17.  INDEMNIFICATION

Each party (the "Indemnifying Party") shall indemnify, defend, and hold harmless the other party (the "Indemnified Party(degree)), its directors, shareholders, students, employees, trustees, officers, affiliates, and agents from and against any and all third-party claims, suits, actions, investigations, proceedings and related costs and expenses, all damages, costs, penalties, and expenses, including reasonable attorneys' fees, which may be sustained or incurred by the Indemnified Party at any time that are primarily attributable to the negligence or misconduct of the Indemnifying Party, including without limitation, breach of this Agreement or violation of federal, state, or local statutes, laws, or regulations. If either party wishes to make a claim for indemnity, such party shall provide written notice thereof to the other party. The Indemnifying Party and the Indemnified Party shall each have the right to select counsel of their own choosing at their own expense to represent them in any action resulting from a claim or suit for which indemnification is sought. The Indemnifying Party and the Indemnified Party hereby agree to cooperate fully in the resolution of any such claim or suit. The obligations created under this provision shall survive the termination of this Agreement.

18.  SUBJECT INJURY

Sponsor shall not be required to provide reimbursement to CCF to the extent that a Subject's injuries (1) are otherwise covered by the Subject's medical or hospital insurance coverage or other third party payment, and (2) are not primarily attributable to (i) a significant departure from the Study Protocol without good cause, (ii) the gross negligence, willful misconduct, or medical


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malpractice of the CCF, the Principal Investigator, or any of the CCF's
students, employees, trustees, officers, affiliates, or agents, (iii) the failure of the affected Subject to follow specific instructions, or (iv) a lack of effectiveness or therapeutic benefit of the Study Drug. Further, Sponsor shall not be required to reimburse the CCF for any claims of temporary pain or discomfort on the part of a Subject or for any treatment related to the natural progression of a Subject's pre-existing condition.

19.  NOTICES

All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class, certified or registered mail, return receipt requested, postage prepaid, as follows (or to such other address as a Party hereto may notify the other in writing):

In the case of Sponsor, addressed to:

Ivivi Technologies, Inc.
Attn: Chief Science Officer
224-S Pegasus Avenue
Northvale, NJ 07647

when of a clinical nature or otherwise related to the Study, directed to the attention of:

Ivivi Technologies, Inc.
Attn: President
224-S Pegasus Avenue
Northvale, NJ 07647

In the case of CCF, addressed to:

when of a clinical nature or otherwise related to the Study, directed to the attention of the Investigator of such Study.

20.  TERM AND TERMINATION

     20.1 This Agreement shall become effective as of the Effective Date, and shall remain in force until the third (3rd) anniversary of the Effective Date and may be extended by mutual written agreement of the parties, unless and until terminated as set forth in Section 6.6,
          Section 20.2, or by written agreement of the Parties. Upon such termination, all currently on-going Studies shall terminate with the effect set forth in Section 6.6.

     20.2 Either Party may terminate this Agreement if the other Party materially breaches this Agreement and such breaching Party fails to cure such breach within thirty (30) days from the receipt of written notice from the non-breaching Party of such material breach. However, Sponsor may at any time terminate this Agreement in accordance with
          Section 6.6.

     20.3 The following provisions shall survive termination of this Agreement:
          Sections 6.6, 9.3, and Articles 12, 14, 15, 17, and 18. Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation. The remedies provided under this Agreement are cumulative, and are not exclusive of other remedies available to a Party in law or equity.

     20.4 Upon receipt of notice of termination, Principal Investigator agrees to promptly terminate conduct of the Study to the extent medically permissible for any patients. In the event of termination hereunder, Sponsor, CCF and Principal Investigator will promptly enter into good faith discussions concerning an amount appropriate for those services performed in accordance with the Protocol for actual work performed through the date of termination, with any unexpected funds previously paid by Sponsor to CCF being refunded to Sponsor.

21.  MISCELLANEOUS PROVISIONS

     21.1 CCF shall not assign, subcontract or otherwise transfer any of its rights or obligations hereunder, or any part hereof, without the prior written consent of Sponsor. Any such assignment or transfer made without Sponsor' prior written consent shall be null and void.

     21.2 CCF shall, at all times, be an independent contractor, not an agent of Sponsor, and shall have no actual, apparent or implied authority to act or make representations for, or on behalf of, or to bind or commit Sponsor in any manner or to any obligation whatsoever.

     21.3 Except as may be required by law, each Party will obtain prior written permission from the other Party before using the name, symbols and/or marks of such other Party, or such Party's employees or agents, in any form of publicity.

     21.4 Paragraph and section headings are included for convenience of reference only and form no part of the agreement between the parties.

     21.5 Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     21.6 If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, then such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable. If such provision cannot be so amended without materially altering the intention of the Parties, then it will be stricken. The validity, legality and


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

          enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and the remainder of this Agreement will remain in full force and effect.

     21.7 This Agreement, and any Work Orders executed in connection herewith, set forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof, and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to such subject matter, and supersedes and terminates all prior agreements and understandings between the parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     21.8 By entering into this Agreement, the parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the "Stark Law" (42 U.S.C. 1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this Agreement on sixty (60) days written notice to the other party.

     21.9 This Agreement and any Work Orders executed in connection herewith shall be governed by and construed in accordance with the laws of the State of New Jersey irrespective of any conflicts of law principles.

          IN WITNESS THEREOF, the parties have executed this Agreement as of the Effective Date.

SPONSOR                                 CLEVELAND CLINIC FLORIDA


By: /s/ Andre' DiMino                   By: /s/ Scott Campbell
    ---------------------------------       ------------------------------------
Print Name: Andre' DiMino               Print Name: Scott Campbell
            -------------------------               ----------------------------
Title: Chairman                         Title: Chief Financial Officer
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------

                                    EXHIBIT A

                               FORM OF WORK ORDER

WORK ORDER # 001

This Work Order is issued pursuant to the Master Clinical Studies Agreement, dated as of ______________ between IVIVI Technologies, Inc., ("Sponsor") and The Cleveland Clinic Foundation (the "Agreement").

Any capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

PROTOCOL TITLE AND NUMBER:

Use of Pulsed Electromagnetic Fields For Ischemic Cardiomyopathy Therapy: A Randomized, Double-Blind, Parallel, Placebo-Controlled, Prospective Trial (EFFECT TRIAL) (the "Study").

A copy of the Protocol is attached hereto as Schedule 1 and incorporated herein by this reference.

PRINCIPAL INVESTIGATORS) NAME: Micheal Shen, MD, MS, FACC ("Investigator(s)")

Correspondence to Investigator can be addressed to the following:

Cleveland Clinic Florida
2950 Cleveland Clinic Blvd.
Weston, FL 33331

Phone: 954-659-500
Facsimile: 954-659-5291
E-mail: chenm@cf.org

A copy of the Investigator's Certification is attached hereto as Schedule 2, and is incorporated herein by this reference.

SPONSOR' CLINICAL LEADER:

Correspondence to Sponsor' Clinical Leader can be addressed to the following:

____________________________________________
____________________________________________
____________________________________________
____________________________________________

Phone:
       _____________________________________
Facsimile:
           _________________________________
E-mail:
       _____________________________________

STUDY SCHEDULE:

1.   Study Initiation and Completion.

          (a) All contractual and regulatory documentation must be completed, executed and received by Sponsor no later than _____________________

          (b) The Study shall be initiated no later than _____________ ("Initiation Date") and shall be completed no later than. ("Completion Date").

2.   Enrollment.

          (a) It is anticipated that the Principal Investigator(s) may enroll 40 patients into the Study (the "Site Maximum"). Patient enrollment shall be completed on or before _______________. Enrollment of each patient over the Site Maximum requires the agreement of Sponsor.

          (b) Notwithstanding whether the Site Maximum has been reached, the Investigator(s) agrees to immediately cease enrolling patients upon notice from Sponsor that Sponsor' target enrollment for the Study has been achieved.

STUDY BUDGET, PAYMENT RECIPIENT AND MAILING ADDRESS

(NOTE: Specific Payment terms may vary dependent upon the nature of the Study and the work being performed under the Protocol.)

This Work Order is entered into and made effective as of ______________________.

ACCEPTED AND AGREED TO BY:

SPONSOR                                 THE CLEVELAND CLINIC FLORIDA

-------------------------------------   ----------------------------------------
Signature                               Signature


-------------------------------------   ----------------------------------------
Typed Name and Title                    Typed Name and Title

Date:                                   Date:
     --------------------------------        -----------------------------------


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